Exhibit 10.3

[EXECUTION COPY]

STOCK PURCHASE AGREEMENT

BETWEEN

AmbiCom Acquisition Corp.,
a Nevada corporation, on the one hand.

AND

AmbiCom, Inc.,
a California corporation, on the other.

AGREEMENT

This Stock Purchase Agreement is dated as of May 21, 2009, and is by and between AmbiCom Acquisition Corp., a Nevada corporation (“AAC”), on the one hand, and AmbiCom. Inc., a California corporation (“AmbiCom”) on the other.

WHEREAS, the respective Boards of Directors of AAC and AmbiCom have each approved the transfers and purchases set forth herein (the “Acquisition”), upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the respective Boards of Directors of AAC and AmbiCom have each determined that the Acquisition and the other transactions contemplated hereby are consistent with, and in furtherance of, their respective business strategies and goals and are in the best interests of their respective stockholders;

WHEREAS, AAC and AmbiCom desire to make certain representations, warranties, covenants and agreements in connection with the Acquisition and also to prescribe various conditions to the Acquisition.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

ARTICLE 1

THE ACQUISITION

SECTION 1.1. The Acquisition. Upon the terms and subject to the conditions set forth in this Agreement, AmbiCom will sell, transfer and convey to AAC all of its stock, which includes by operation of law without limitation the assets and properties owned by AmbiCom or in which AmbiCom has any right, title, or interest inchoate or otherwise, of every kind and description, wherever located in exchange for the receipt by AmbiCom of $2,600,000 of AAC convertible preferred stock (the “AAC Preferred Stock”) and twelve-month warrants to purchase 500,000 shares of common stock of AAC at an exercise price of $2.00 per share (the “AAC Warrants”), all as more particularly described below. AmbiCom represents that it has fully and accurately disclosed the assets to be transferred, which include all those reasonably necessary for the conduct of the acquired business in the same manner as that in which such business has been conducted in the immediate past and that no such assets have been heretofore transferred.

SECTION 1.2. Liabilities. AmbiCom, Inc. has disclosed all known liabilities, actual or contingent.

SECTION 1.3. Audited Financial Statements. AmbiCom shall deliver to AAC by June 15, 2009, a true and complete copy of its audited financial statements for the years ended December 31, 2006, December 31, 2007, and unaudited financial statements for the year ended December 31, 2008, and for the quarter ended March 31, 2009 (the “AmbiCom Financial Statements”). The Financial Statements shall have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present the financial position of AmbiCom as of the dates thereof and the results of its operations and changes in financial position for the periods then ended.

SECTION 1.4. Instruments of Transfer. The sales, assignments, and deliveries to be made to AAC pursuant to this Agreement shall be effected if and as may be necessary under applicable law by stock transfers, deeds, bills of sale, indorsements, checks, and other instruments of transfer in such form as AAC shall reasonably request. AmbiCom shall prepare appropriate forms of instruments of transfer and conveyance in conformity with this agreement and shall submit them to AAC within fourteen (14) days of execution of this Agreement.

SECTION 1.5. Name. AmbiCom agrees that it has not and will not authorize the use of the name AmbiCom, or any trade name or trademark under which it has conducted business.

SECTION 1.6. Assignment of Contract Rights. To the extent necessary under applicable law, if any contract, license, lease, commitment, or sales or purchase order assignable to AAC under this Agreement may not be assigned without the consent of the other party thereto, AmbiCom will use its best efforts to obtain the consent of the other party to the assignment.

SECTION 1.7. Books and Records. Within two weeks of the execution of this Agreement, AmbiCom shall deliver to AAC the originals of minute books, stock books, and other corporate records of AmbiCom.

SECTION 1.8. Closing. The closing of the Acquisition (the “Closing”) will take place upon completion of the transfer of AmbiCom stock ownership unless another time or date is agreed to in writing by the parties hereto. For the purposes of this provision, email correspondence shall be considered a “writing.”

SECTION 1.9. Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall cause the Acquisition to be consummated by filing appropriate documents executed in accordance with the relevant provisions of applicable law and shall make all other filings or recordings required to transfer the stock and otherwise to effect the transactions contemplated by this Agreement.

SECTION 1.10. Effects of the Acquisition. The Acquisition shall have the effect of transferring one hundred percent (100%) of ownership and rights to the stock of AmbiCom and all rights and benefits attendant to such stock acquisition.

SECTION 1.11. Reservation of Right to Revise Transaction. If each of AmbiCom, and AAC agree, the parties hereto may change the method of effecting the acquisition and transactions contemplated hereby, and each party shall cooperate in such efforts, including, to provide for maximization of tax attributes and, among other methods, (a) a merger of AmbiCom with and into a new corporation, or (b) a merger of AmbiCom with and into AAC; provided, however, that no such change shall alter or change the amount or kind of consideration to be issued to AmbiCom provided for in this Agreement (the “Acquisition Consideration”).

ARTICLE II

EFFECT OF THE ACQUISITION ON THE CAPITAL STOCK
OF THE CONSTITUENT CORPORATIONS;
DELIVERY OF CERTIFICATES

SECTION 2.1. Effect on AmbiCom Options, Warrants and Convertible Securities. As of the Closing Date, by virtue of the Acquisition each outstanding share of AmbiCom common and preferred stock and each outstanding option and warrant to purchase shares of AmbiCom common stock, shall be cancelled, with the Board having granted authority to AAC to issue 100% of ownership in AmbiCom to AAC. As soon as practicable after the Closing Date but no later than thirty (30) days. AAC shall issue to AmbiCom for immediate distribution to the preferred shareholders the AAC Preferred Stock and for distribution to the common shareholders the Warrants referenced in Section 1.1, above and in (a) and (b), below. AAC understands that AmbiCom has obtained the agreement of its shareholders and debtholders that the AAC Preferred Stock and the Warrants shall be distributed by AmbiCom as follows:

(a)
AmbiCom’s preferred shareholders shall receive the AAC Preferred Stock Acquisition Consideration, which shall be convertible into AAC Common Stock beginning one year after the date of issuance of the public company shares and for two years thereafter at the average of the market price for the thirty day period preceding the conversion. If not converted, the AAC Preferred Stock Acquisition Consideration shall then yield a 5% dividend and be paid in arrears at the end of the sixth year. The Preferred Stock, or common stock issued by conversion thereof, may not be sold for a period of two years from the date of the initial issuance of the Preferred Stock.

(b)
Common shareholders of AmbiCom shall be issued the AAC Warrants Acquisition Consideration, which shall be exchanged for the public company warrants, with the 12 month warrant exercise period to begin upon issuance of the public company warrants. Key officers shall be issued the AAC Options subject to agreed performance criteria over the first two years after the Closing Date.

SECTION 2.2. AAC to Deliver Certificates. AAC shall issue the AAC Preferred Stock and the AAC Warrants in conformity with the records provided by AmbiCom.

SECTION 2.3. No Fractional Securities. Notwithstanding any other provision of this Agreement, no certificates or scrip for shares of capital stock representing less than one share of AAC Common Stock shall be issued.

SECTION 2.4. Restricted Securities. The shares of the AAC Preferred Stock, the shares underlying the AAC Warrants, and any other securities (including without limitation the Warrants) to be issued in connection with the Acquisition shall be deemed “restricted securities” as defined by Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”). The certificates evidencing such shares shall bear the following restrictive legend:

The shares evidenced by this certificate have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and may not be sold or otherwise transferred unless registered under the Securities Act or there is an opinion from counsel to the Company that such sale or other transfer may be made pursuant to an exemption from the registration requirement of the Securities Act.

In addition, the restriction on sale or transfer shall be for a period of twenty-four (24) months after the Closing Date, and any holder shall not offer to sell, contract to sell or otherwise sell, dispose of loan, pledge, hypothecate, or grant any rights with respect to any shares of said Preferred Stock, or common issued on conversion, any warrants to purchase any shares of Common Stock or any securities convertible into or exchangeable for shares of Common Stock. The certificates evidencing any such shares shall bear the following restrictive legend:

This stock certificate and the shares represented thereby is issued and shall be held subject to those particular qualifications, limitations and restrictions concerning the sale or transfer of stock as set forth in the STOCK PURCHASE AGREEMENT dated as of May 21, 2009, between AmbiCom Acquisition Corp., a Nevada corporation, on the one hand, and AmbiCom, Inc., a California corporation, on the other, which matters are hereby referred to and made a part hereof, to all of which the holder of this certificate assents.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

SECTION 3.1. Representations and Warranties of AmbiCom. AmbiCom represents and warrants to AAC as follows:

1.
Organization, Standing and Corporate Power. (i) AmbiCom is a corporation duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power and authority to carry on its business as now being conducted, except, for those jurisdictions where the failure to be so organized, existing or in good standing individually or in the aggregate would not have a material adverse effect (as defined in Section 9.3) on AmbiCom. AmbiCom is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing would not have a material adverse effect on AmbiCom. AmbiCom has delivered to AAC prior to the execution of this Agreement, complete and correct copies of its Certificate of Incorporation and By-Laws, as amended to date.

2.
Subsidiaries. AmbiCom does not beneficially own any subsidiaries nor does it own any capital stock or other proprietary interest, directly, indirectly in any corporation, trust, partnership, joint venture or other entity.

3.
Capital Structure. The authorized capital stock of AmbiCom consists of 56,001,846 shares, of which 40,000,000 shares are designated as Common Stock (“Ambicom Common Stock”) and 16,001,846 are designated as shares of preferred stock (“AmbiCom Preferred Stock”). As of the date hereof: (i) 3,373,833 shares of AmbiCom Common Stock were issued and outstanding; (ii) no shares of AmbiCom Common Stock were held by AmbiCom in its treasury; (iii) 12,002,400 shares of AmbiCom Preferred Stock were issued and outstanding, (iii) 2,400,000 shares of AmbiCom Common Stock were reserved for issuance upon exercise of stock options issuable under the AmbiCom Stock Option Plans; and (iv) no shares of AmbiCom Common Stock were reserved for issuance upon the exercise of common stock purchase warrants and convertible securities. All outstanding shares of capital stock of AmbiCom are and all shares which may be issued will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.

4.
Authority; Noncontravention. AmbiCom has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by AmbiCom and the consummation by AmbiCom of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of AmbiCom, subject, in the case of the Acquisition, to the AmbiCom Stockholder Approval (approval of the preferred and common shareholders of AmbiCom as required by AmbiCom’s Articles of Incorporation and by applicable California law). This Agreement has been duly executed and delivered by AmbiCom and, assuming the due authorization, execution and delivery by AAC constitutes the only legal, valid and binding obligation of AmbiCom, enforceable against AmbiCom in accordance with its terms. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or result in the creation of any Lien upon any of the Assets to be transferred of AmbiCom or any of its subsidiaries under, (i) the certificate of incorporation or bylaws of AmbiCom or the comparable organizational documents of any of its subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, license or similar authorization applicable to AmbiCom or any of its subsidiaries or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to AmbiCom or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, rights, losses or Liens that individually or in the aggregate would not (x) have a material adverse effect on AmbiCom or (y) reasonably be expected to impair the ability of AmbiCom to perform its obligations under this Agreement. No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any federal, state, local or foreign government, any court, administrative, regulatory or other governmental agency, commission or authority or any nongovernmental self-regulatory agency, commission or authority (a “Governmental Entity”) is required by or with respect to AmbiCom or any of its subsidiaries in connection with the execution and delivery of this Agreement by AmbiCom or the consummation by AmbiCom of the transactions contemplated by this Agreement, except for (1) the filing of appropriate documents with the relevant authorities of other states in which AmbiCom is qualified to do business and such filings with Governmental Entities to satisfy the applicable requirements of state securities or “blue sky” laws or the transfer or assignment of patents, service marks, trade names, copy rights or similar rights; and (2) such consents, approvals, orders or authorizations the failure of which to be made or obtained individually or in the aggregate would not (x) have a material adverse effect on AmbiCom or (y) reasonably be expected to impair the ability of AmbiCom to perform its obligations under this Agreement.

To the knowledge of AmbiCom neither AmbiCom, nor any of its Subsidiaries, are in material violation of, or in material default under, (i) any term or provision of its Certificate of Incorporation or bylaws; or (ii) any existing applicable law, rule, regulation, judgment, order or decree of any governmental agency or court domestic or foreign, having jurisdiction over it or any of its properties or business. AmbiCom owns, possesses or has obtained all material governmental and other licenses, permits, certifications, registration, approvals or consents and other authorizations necessary to own or lease, as the case may be, and to operate its properties and to conduct its business or operations as presently conducted and all such governmental and other licenses, permits, certifications, registrations, approvals, consents and other authorizations are outstanding and in good standing and there are no existing actions, seeking to cancel, terminate or limit such licenses, permits, certifications, registrations, approvals or consents or authorizations.

5.
Good Title. All assets and properties that were and are used in the business of AmbiCom, or that were reflected in the balance sheet dated December 31. 2008, are owned by AmbiCom and are free and clear of all liens and encumbrances and are not subject to any restriction.

6.
Undisclosed Liabilities. To AmbiCom’s knowledge, except (i) as reflected in the AmbiCom Financial Statements or in the notes thereto, (ii) for liabilities incurred in connection with this Agreement or the transactions contemplated hereby, or (iii) liabilities incurred in the ordinary cause of AmbiCom’s business since its inception, neither AmbiCom nor any of its subsidiaries has any liabilities or obligations of any nature which, individually or in the aggregate, would have a material adverse effect on AmbiCom or its ability to carry out the terms of this Agreement.

7.
Information Supplied. None of the information supplied or to be supplied by AmbiCom specifically for inclusion or incorporation by reference any reports, notices, schedules or filings to be filed with the SEC by AAC in connection with the transactions contemplated hereby will to AmbiCom’s knowledge contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

8.
Customer Relationships. AmbiCom enjoys very good relationships with its customers, and there have been no significant difficulties experienced that would indicate that these good relationships will not continue past the Closing Date. AmbiCom does not now have, nor has ever had, any agreement, arrangement, or understanding with any of its customers with respect to discriminatory allowances, preferential or special terms of sale, or exclusive dealing or special delivery terms, and nothing has been done or said by AmbiCom to cause any of its customers to expect any such special conditions as a prerequisite for continued purchases of products from AmbiCom or AAC or AAC’s successor corporation. AmbiCom is not in default under any contract, agreement, lease, or other document to which it is a party, and has complied with all laws, regulations, and ordinances applicable to its business to the date of this Agreement.

9.
Absence of Certain Changes or Events. Except for liabilities incurred in connection with this Agreement or the transactions contemplated hereby since December 31, 2008, AmbiCom and its “subsidiaries have conducted their business only in the ordinary course since such date and prior to the date hereof, and there has not been (i) any material adverse change in AmbiCom, (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of AmbiCom’s capital stock, (iii) any split, combination or reclassification of any of AmbiCom’s capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of AmbiCom’s capital stock, (iv) (A) any granting by AmbiCom or any of its subsidiaries to any current or former director, executive officer or other key employee of AmbiCom or its subsidiaries of any increase in compensation, bonus or other benefit, (B) any granting by AmbiCom or any of its subsidiaries to any such current or former director, executive officer or key employee of any increase in severance or termination pay, or (C) any entry by AmbiCom or any of its subsidiaries into, or any amendment of, any employment, deferred compensation consulting, severance, termination or indemnification agreement with any such current or former director, executive officer or key employee, (v) except insofar as may have been disclosed in AmbiCom Disclosure Documents provided to AAC or required by a change in USGAAP, any change in accounting methods, principles or practices by AmbiCom materially affecting its assets, liabilities or business, or (vi) except insofar as may have been disclosed in the AmbiCom Disclosure Documents, any tax election that individually or in the aggregate would have a material adverse effect on AmbiCom or any of its tax attributes or any settlement or compromise of any material income tax liability.

10.
Compliance with Applicable Laws; litigation. (i) To the knowledge of AmbiCom, AmbiCom holds all permits, licenses, variances, exemptions, orders, registrations and approvals of all Governmental Entities which are required for the operation of the businesses of AmbiCom (the “AmbiCom Permits”) except where the failure to have any such AmbiCom Permits individually or in the aggregate would not have a material adverse effect on AmbiCom. AmbiCom is in compliance with the terms of the AmbiCom Permits and all applicable statutes, laws, ordinances, rules and regulations, except where the failure so to comply individually or in the aggregate would not have a material adverse effect on AmbiCom. As of the date of this Agreement no action, demand, requirement or investigation by any Governmental Entity and no suit, action or proceeding by any person, in each case with respect to AmbiCom or any of its respective properties, is pending or, to the knowledge of AmbiCom, threatened, except as set forth in AmbiCom Disclosure Documents, (ii) AmbiCom is not subject to any outstanding order, injunction or decree which has had or, insofar as can be reasonably foreseen, individually or in the aggregate will have a material adverse effect on AmbiCom, and no state of facts exist which could reasonably be foreseen to give rise to litigation, threatened or otherwise.

11.
Taxes. (i) To AmbiCom’s knowledge, each of AmbiCom and its subsidiaries has filed all material tax returns and reports required to be filed by it and all such returns and reports are complete and correct in all material respects, or requests for extensions to file such returns or reports have been timely filed, granted and have not expired, except to the extent that such failures to file, to be complete or correct or to have extensions granted that remain in effect individually or in the aggregate would not have a material adverse effect on AmbiCom.

AmbiCom and each of its subsidiaries has paid (or AmbiCom has paid on its behalf) all taxes (as defined herein) shown as due on such returns.

(ii) As used in this Agreement, “taxes” shall include all (x) federal, state, local or foreign income, property, sales, excise and other taxes or similar governmental charges, including any interest, penalties or additions with respect thereto, (y) liability for the payment of any amounts of the type described in (x) as a result of being a member of an affiliated, consolidated, combined or unitary group, and (z) liability for the payment of any amounts as a result of being party to any tax sharing agreement or as a result of any express or implied obligation to indemnify any other person with respect to the payment of any amounts of the type described in clause (x) or (y).

12.
Financial Statements. The Ambicom Financial Statements comply as to form in all material respects with applicable accounting requirements with respect thereto; and fairly present, in all material respects, on a consolidated basis, the financial position of AmbiCom at, and the results of its operations for, each of the periods then ended and were prepared in conformity with GAAP applied on a consistent basis, except as otherwise disclosed therein and, subject to normal year-end adjustments, the absence of footnote disclosures, and any other adjustments described therein, it being understood the financial statements for year ended December 31, 2008 and subsequent are unaudited.

13.
Absence of Certain Changes or Events. Except for liabilities incurred in connection with this Agreement or the transactions contemplated hereby, since December 31, 2008, AmbiCom and its subsidiaries have conducted their business only in the ordinary course and to AmbiCom’s knowledge there has not been any material adverse change in AmbiCom’s businesses or finances.

14.
Intellectual Property. To the knowledge of AmbiCom, AmbiCom and its subsidiaries own or have a valid license to use all trademarks, service marks, trade names, patents and copyrights (including any registrations or applications for registration of any of the foregoing) (collectively, the “AmbiCom Intellectual Property”) necessary to carry on its business substantially as currently conducted and as set forth in its business plan and as otherwise represented, except for such AmbiCom Intellectual Property the failure of which to own or validly license individually or in the aggregate would not have a material adverse effect on AmbiCom. Neither AmbiCom nor any such subsidiary has received any notice of infringement of or conflict with, and, to AmbiCom’s knowledge, there are no infringements of or conflicts (i) with the rights of others with respect to the use of, or (ii) by others with respect to, any AmbiCom Intellectual Property that individually or in the aggregate, in either such case, would have a material adverse effect on AmbiCom. AmbiCom is the owner of its patents free and clear of any liens, encumbrances, or licenses. AmbiCom has no knowledge of pending or threatened claims of infringement or interference involving these patents nor any set of facts that would give rise to claims of infringement or interference involving these patents. Notwithstanding and without limiting the foregoing, AmbiCom specifically represents that it owns the name AmbiCom, and except in the one instance disclosed that is disputed, no other party is using the name AmbiCom anywhere in the world.

15.
Full Disclosure. The documents, certificates, and other writings furnished or to be furnished by or on behalf of AmbiCom to AAC pursuant to the provisions of this Agreement, taken together in the aggregate, do not and will not contain any untrue statement of a material fact, or omit to state any material fact necessary to make the statements made, in the light of the circumstances under which they are made, not misleading.

SECTION 3.2. Representations and Warranties of AAC. AAC to the extent applicable and with regard to itself, represents and warrants to AmbiCom the following.

1.
Organization, Standing and Corporate Power. (i) AAC is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to carry on its business as now being conducted, except, as to subsidiaries, for those jurisdictions where the failure to be so organized, existing or in good standing individually or in the aggregate would not have a material adverse effect on AAC. Each of AAC and its subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing individually or in the aggregate would not have a material adverse effect on AAC, (ii) AAC has delivered to AmbiCom prior to the execution of this Agreement, complete and correct copies of its Articles of Incorporation and bylaws, as amended to date.

2.
Subsidiaries. AAC does not beneficially own any subsidiaries nor does it own any capital stock or other proprietary interest, directly, indirectly in any corporation, trust, partnership, joint venture or other entity.

3.
Authority; Noncontravention. AAC has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by AAC and the consummation by AAC of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of AAC. This Agreement has been duly executed and delivered by AAC and, assuming the due authorization, execution and delivery by AmbiCom, constitutes the only legal, valid and binding obligations of AAC, enforceable against AAC in accordance with its terms. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of AAC or any of its subsidiaries under, (i) the articles of incorporation or bylaws of AAC or the comparable organizational documents of any of its subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license or similar authorization applicable to AAC or any of its subsidiaries or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to AAC or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, rights, losses or Liens that individually or in the aggregate would not (x) have a material adverse effect on AAC or (y) reasonably be expected to impair the ability of AAC to perform its obligations under this Agreement. No consent approval, order or authorization of action by, or in respect of. or registration, declaration or filing with, any Governmental Entity is required by or with respect to AAC or any of its subsidiaries in connection with the execution and delivery of this Agreement by AAC or the consummation by AAC of the transactions contemplated by this Agreement, except for (1) the filing with the SEC of such reports under Section 13(a), 13(d), 15(d) or 16(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement; (2) the filing appropriate documents with the relevant authorities of other states in which AAC is qualified to do business and such filings with Governmental Entities to satisfy the applicable requirements of state securities or “blue sky” laws; and (3) such consents, approvals, orders or authorizations the failure of which to be made or obtained individually or in the aggregate would not (x) have a material adverse effect on AAC, or (y) reasonably be expected to impair the ability of AAC to perform its obligations under this Agreement.

AAC is not in material violation of, or in default under, (i) any term or provision of its Articles of Incorporation or bylaws; or (ii) any existing applicable law, rule, regulation, judgment, order or decree of any governmental agency or court, domestic or foreign, having jurisdiction over it or any of its properties or business. AAC owns, possesses or has obtained all material governmental and other licenses, permits, certifications, registration, approvals or consents and other authorizations necessary to own or lease, as the case may be, and to operate its properties and to conduct its business or operations as presently conducted and all such governmental and other licenses, permits, certifications, registrations, approvals, consents and other authorizations are outstanding and in good standing and mere are no existing actions, seeking to cancel, terminate or limit such licenses, permits, certifications, registrations, approvals or consents or authorizations.

4.
Undisclosed Liabilities; Financial Statements. AAC has delivered to AmbiCom its unaudited financial statements, relating to the period ended December 31, 2008 (the “AAC Financial Statements”). To AAC’s knowledge, the AAC Financial Statements fairly present the financial position and results of operations of AAC for the periods presented.

5.
Information Supplied. None of the information supplied or to be supplied by AAC specifically for inclusion or incorporation by reference in any registration statements, prospectuses, reports, schedules or other documents to be filed with the SEC or any other governmental entity, shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. All SEC Filings will comply as to form and substance in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by AAC with respect to statements made or incorporated by reference therein based on information supplied by AmbiCom specifically for inclusion or incorporation by reference in any subsequent SEC Filing.

6.
Absence of Certain Changes or Events. Except for liabilities incurred in connection with this Agreement or the transactions contemplated hereby since July 29, 2008, AAC and its subsidiaries have conducted their business only in the ordinary course since such date and prior to the date hereof, and there has not been (i) any material adverse change in AAC, (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of AACs capital stock, (iii) any split, combination or reclassification of any of AACs capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of AACs capital stock, (iv)(A) any granting by AAC or any of its subsidiaries to any current or former director, executive officer or other key employee of AAC or its subsidiaries of any increase in compensation, bonus or other benefit, (B) any granting by AAC or any of its subsidiaries to any such current or former director, executive officer or key employee of any increase in severance or termination pay, or (C) any entry by AAC or any of its subsidiaries into, or any amendment of, any employment, deferred compensation consulting, severance, termination or indemnification agreement with any such current or former director, executive officer or key employee, (v) except insofar as may have been required by a change in USOAAP, any change in accounting methods, principles or practices by AAC materially affecting its assets, liabilities or business, or (vi) any tax election that individually or in the aggregate would have a material adverse effect on AAC or any of its tax attributes or any settlement or compromise of any material income tax liability.

7.
Compliance with Applicable Laws; Litigation. (i) To the knowledge of AAC, AAC holds all permits, licenses, variances, exemptions, orders, registrations and approvals of all Governmental Entities which are required for the operation of the businesses of AAC (the “AAC Permits”) except where the failure to have any such AAC Permits individually or in the aggregate would not have a material adverse effect on AAC. AAC is in compliance with the terms of the AAC Permits and all applicable statutes, laws, ordinances, rules and regulations, except where the failure so to comply individually or in the aggregate would not have a material adverse effect on AAC. As of the date of this Agreement, no action, demand, requirement or investigation by any Governmental Entity and no suit, action or proceeding by any person, in each case with respect to AAC or any of its respective properties, is pending or, to the knowledge of AAC, threatened, except as set forth in AAC Disclosure documents, (ii) AAC is not subject to any outstanding order, injunction or decree which has had or, insofar as can be reasonably foreseen, individually or in the aggregate will have a material adverse effect on AAC.

8.
Absence of Benefit Plans. AAC has no severance, or employment agreements or policies, bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding providing benefits to any current or former employee, officer or director of AAC.

9.	ERISA Compliance. AAC has never had any employee, medical or pension benefit plans.

10.
Taxes. (i) AAC has filed all material tax returns and reports required to be filed by it and all such returns and reports are complete and correct in all material respects, or requests for extensions to file such returns or reports have been timely filed, granted and have not expired, except to the extent that such failures to file, to be complete or correct or to have extensions granted that remain in effect individually or in the aggregate would not have a material adverse effect on AAC. AAC has paid (or AAC has paid on its behalf) all taxes shown as due on such returns, and the most recent financial statements contained in the AAC SEC Documents reflect an adequate reserve in accordance with USGAAP for all taxes payable by AAC for all taxable periods and portions thereof accrued through the date of such financial statements.

11.
State Takeover Statutes; Certificate of Incorporation. The Board of Directors of AAC (including the disinterested Directors thereof) has unanimously approved this Agreement and the transactions contemplated hereby and such approval constitutes approval of the Acquisition, and the other transactions contemplated hereby by the AAC Board of Directors and constitutes approval of the Acquisition the issuance of AAC Preferred Stock in connection therewith and the other transactions contemplated hereby.

12.
Intellectual Property. To the knowledge of AAC, AAC owns or has a valid license to use all trademarks, service marks, trade names, patents and copyrights (including any registrations or applications for registration of any of the foregoing) (collectively, the “AAC Intellectual Property”) necessary to cam on its business substantially as currently conducted, except for such AAC Intellectual Property the failure of which to own or validly license individually or in the aggregate would not have a material adverse effect on AAC. AAC has not received any notice of infringement of or conflict with, and, to AAC’s knowledge, there are no infringements of or conflicts (i) with the rights of others with respect to the use of, or (ii) by others with respect to, any AAC Intellectual Property that individually or in the aggregate, in either such case, would have a material adverse effect on AAC.

13.
Certain Contracts. AAC is not a party to or bound by (i) any “material contract” (as such term is defined in item 601 (b)(10) of Regulation S-K of the SEC), (ii) any non-competition agreement or any other agreement or obligation which purports to limit in any material respect the manner in which, or the localities in which, all or any material portion of the business of AAC (including AmbiCom), taken as a whole, is or would be conducted, or (iii) any contract or other agreement which would prohibit or materially delay the consummation of the Acquisition or any of the transactions contemplated by this Agreement (all contracts of the type described in clauses (i) and (ii) being referred to herein as “AAC Material Contracts”). Each AAC Material Contract is valid and binding on AAC and is in full force and effect, and AAC has in all material respects performed all obligations required to be performed by it to date under each AAC Material Contract, except where such noncompliance, individually or in the aggregate, would not have a material adverse effect on AAC. AAC does not know of, nor has received notice of, any violation or default under (nor, to the knowledge of AAC, does there exist any condition which with the passage of time or the giving of notice or both would result in such a violation or default under) any AAC Material Contract.

ARTICLE IV

COVENANTS RELATING TO CONDUCT OF BUSINESS SECTION

SECTION 4.1. Conduct of Business.

1.
Conduct of Business. Except as may otherwise be expressly contemplated by this Agreement or as consented to by the other Party in writing, such consent not to be unreasonably withheld or delayed, during the period from the date of this Agreement to the Effective Time, each Party shall carry on its business in the ordinary course consistent with past practice and in compliance in all material respects with all applicable laws and regulations and, to the extent consistent therewith, use all reasonable efforts to preserve intact their current business organizations, use reasonable efforts to keep available the services of their current officers and other key employees and preserve their relationships with those persons having business dealings with them to the end that their goodwill and ongoing businesses shall be unimpaired at the Closing. Without limiting the generality of the foregoing (but subject to the above exceptions), except as otherwise contemplated by this Agreement, during the period from the date of this Agreement to the Closing, AAC shall not:

i.
(x) declare, set aside or pay any cash dividends on, make any other distributions in respect of, or enter into any agreement with respect to the voting of, any of its capital stock, (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

ii.
issue, deliver, sell, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities;

iii.	except as contemplated hereby, amend its certificate of incorporation. By-Laws or other comparable organizational documents;

iv.	acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any person;

v.	sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets (including securitization);

vi.
incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for the obligations of any person for borrowed money; or

vii.	authorize, or commit or agree to take, any of the foregoing actions.

2.
Other Actions. Except as required by law, AmbiCom and AAC shall not voluntarily take any action that would, or that could reasonably be expected to, result in any of the representations and warranties of such party set forth in this Agreement that are qualified as to materiality becoming untrue at the Effective Time.

3.
Advise of Changes. AmbiCom and AAC shall promptly advise the other Party orally and in writing to the extent it has knowledge of (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect, (ii) the failure by it to comply in any material respect with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement and (iii) any change or event having, or which, insofar as can reasonably be foreseen, could reasonably be expected to have a material adverse effect on such party or on the truth of their respective representations and warranties or the ability of the conditions set forth in Article VI to be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.

SECTION 4.2. No Solicitation by AmbiCom.

1.
AmbiCom shall not, nor shall they authorize or permit any of their directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by them or any of their subsidiaries to. directly or indirectly through another person, (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed to facilitate, any inquiries or the making of any proposal which constitutes any AmbiCom Takeover Proposal (as defined below) or (ii) participate in any discussions or negotiations regarding any AmbiCom Takeover Proposal; provided, however, that if the Board of Directors of AmbiCom determines in good faith, based on the advice of outside counsel, that it is necessary to do so in order to act in a manner consistent with its fiduciary duties to AmbiCom’s stockholders under applicable law, AmbiCom may, in response to a AmbiCom Superior Proposal (as defined in Section 4.2(b)) which was not solicited by it, which did not otherwise result from a breach of this Section 4.2(a) and subject to providing prior written notice of its decision to take such action to AmbiCom and compliance with Section 4.2(c) (x) furnish information with respect to AmbiCom and its subsidiaries to any person making a AmbiCom Superior Proposal pursuant to a customary confidentiality agreement (as determined by AmbiCom based on the advice of its outside counsel, the terms of which are no more favorable to such person than those normally utilized to protect the confidential information of the disclosing party) and (y) participate in discussions or negotiations regarding such AmbiCom Superior Proposal. For purposes of this Agreement, “AmbiCom Takeover Proposal” means any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of a business that constitutes 50% or more of the net revenues, net income or the assets of AmbiCom and its subsidiaries, taken as a whole, or 10% or more of any class of equity securities of AmbiCom, any tender offer, exchange offer or other transactions that if consummated would result in any person beneficially owning 10% or more of any class of equity securities of AmbiCom, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving AmbiCom or the AmbiCom Capital Stock other than the transactions contemplated by this Agreement.

2.
Except as expressly permitted by this Section 4.2, neither the Board of Directors of AmbiCom nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to AAC, the approval or recommendation by such Board of Directors, this Agreement or the issuance of AmbiCom Capital Stock in connection with the Acquisition, (ii) approve or recommend, or propose publicly to approve or recommend, any AmbiCom Takeover Proposal, or (iii) cause AmbiCom to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, a “AmbiCom Acquisition Agreement”) related to any AmbiCom Takeover Proposal. Notwithstanding the foregoing, at any time prior to the obtaining of the AmbiCom Stockholder Approval, the Board of Directors of AmbiCom, to the extent that it determines in good faith, based upon the advice of outside counsel, that it is necessary to do so in order to act in a manner consistent with its fiduciary duties to AmbiCom’s stockholders under applicable law, may (subject to this and the following sentences) terminate this Agreement solely in order to concurrently enter into any AmbiCom Acquisition Agreement with respect to any AmbiCom Superior Proposal, but only at a time that is after the fifth business day following AmbiCom’s receipt of written notice advising AmbiCom that the Board of Directors of AmbiCom is prepared to accept an AmbiCom Superior Proposal, specifying the material terms and conditions of such AmbiCom Superior Proposal and identifying the person making such AmbiCom Superior Proposal. For purposes of this Agreement, a “AmbiCom Superior Proposal” means any proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of AmbiCom Common Stock then outstanding or all or substantially all the assets of AmbiCom and otherwise on terms which the Board of Directors of AmbiCom determines in its good faith judgment (based on the advice of a financial advisor of nationally recognized reputation) to be more favorable to AmbiCom stockholders than the Acquisition and for which financing, to the extent required, is then committed or which, in the good faith judgment of the Board of Directors of AmbiCom based on the advice of its financial advisor, is reasonably capable of being obtained by such third party.

3.
In addition to the obligations of AmbiCom set forth in paragraphs (a) and (b) of this Section 4.2, AmbiCom shall immediately advise AAC orally and in writing of any request for information or of any AmbiCom Takeover Proposal, the material terms and conditions of such request or AmbiCom Takeover Proposal and the identity of the person making such request or AmbiCom Takeover Proposal. AmbiCom will keep AAC reasonably informed of the status and details (including amendments or proposed amendments) of any such request or AmbiCom Takeover Proposal. AAC shall treat any information it receives from AmbiCom pursuant to this section as confidential information.

4.
Nothing contained in this Section 4.2 shall prohibit AmbiCom from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to AmbiCom’s stockholders if, in the good faith judgment of the Board of Directors of AmbiCom after consultation with outside counsel, failure so to disclose would be inconsistent with its obligations under applicable law; provided, however, that neither AmbiCom nor its Board of Directors nor any committee thereof shall withdraw or modify, or propose publicly to withdraw or modify, its position with respect to this Agreement, the Acquisition, the issuance of AmbiCom Common Stock in connection with the Acquisition, or approve or recommend, or propose publicly to approve or recommend, an AmbiCom Takeover Proposal.

ARTICLE V

ADDITIONAL AGREEMENTS

SECTION 5.1. Access to Information; Confidentiality. Both AmbiCom and AAC shall afford to the other party and to the officers, employees, accountants, counsel, financial advisors and other representatives of such other party, reasonable access during normal business hours during the period prior to the Closing to all their respective properties, books, contracts, commitments, personnel and records and, during such period, both AmbiCom and AAC shall furnish promptly to the other party (a) a copy of each report, schedule, registration statement and other document tiled by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties and personnel as such other party may reasonably request. No review pursuant to this Section 5.1 shall affect any representation or warranty given by the other party hereto. Both AmbiCom and AAC will hold, and will cause its respective officers, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, any nonpublic information in accordance with the terms of the Confidentiality Agreement.

SECTION 5.2 Best Efforts.

1.
Upon the terms and subject to the conditions set forth in this Agreement, each of the parties aerees to use their commercially reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Acquisition and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary’ actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by. and to fully carry out the purposes of this Agreement. Nothing set forth in this Section 5.2(a) will limit or affect actions permitted to be taken pursuant to Sections 4.1 and 4.2.

2.
In connection with and without limiting the foregoing, AmbiCom and AAC shall each (i) take all action necessary to ensure that no state statute or regulation is or becomes applicable to the Acquisition, this Agreement, or any of the other transactions contemplated by this Agreement and if any state statute or regulation becomes applicable to this Agreement, or any other transaction contemplated by this Agreement, take all action necessary to ensure that the Acquisition and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Acquisition and the other transactions contemplated by this Agreement.

3.
As part of the transaction and as soon as an active trading market has been established, AAC will use its commercially reasonable best efforts to arrange for an agreed level of financing to be provided for growth of the business in accordance with the business plan prepared in advance by AmbiCom and approved by AAC, which among other things will set forth benchmarks related dates and corresponding levels of financing, with the amount initially estimated to be no less than $1,500,000 over the first 18-month period and a similar amount over the next subsequent 18-month period.

SECTION 5.3. Reverse Merger. It is recognized by the parties hereto that AAC intends to identify a public company to be involved in a “reverse merger” with terms substantially similar as this Agreement. At the closing of any such “reverse merger,” the parties anticipate the public company shall issue shares of its preferred stock to the former AmbiCom preferred shareholders in exchange for its shares of preferred stock of AAC, and the warrants to the common shareholders in exchange for its warrants in AAC, subject to the same provisions and restrictions on transfer as set forth in this Agreement

SECTION 5.4. Fees and Expenses. All fees and expenses incurred in connection with this Agreement, and the transactions contemplated by this Agreement, shall be paid by the party incurring such fees or expenses, whether or not the Acquisition is consummated.

SECTION 5.5. Public Announcements. AAC and AmbiCom will consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with and use reasonable efforts to agree on. any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Acquisition, and shall not issue any such press release or make any such public statement prior to such consultation, except as either party may determine is required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

SECTION 5.6. Tax Treatment. No representation or warranty is being made by any party to any other regarding the treatment of this transaction for federal or state income taxation. Each party has relied exclusively on its own legal, accounting and other tax adviser regarding the treatment of the transaction for federal and state income taxes and on no representation, warranty, or assurance from any other party or such other party’s legal, accounting, or other adviser.

SECTION 5.7. Company Officers; Employment Contracts; Equity Awards. At or prior to the Closing Date, AAC will enter into employment agreements with Kenneth Cheng CEO and other key employees as determined by and in form and substance reasonably satisfactory to Kenneth Cheng, AmbiCom and AAC. AACs Board of Directors shall authorize a Stock Option Plan, subject to shareholder approval, in form and substance reasonably satisfactory to AmbiCom and designed to maximize tax attributes.

SECTION 5.8. Post-Acquisition Operations. Following the Closing, AAC shall maintain its principal corporate office in California.

SECTION 5.9. Conveyance Taxes. AAC and AmbiCom shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees or any similar taxes which become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be filed on or before the Closing. AAC shall pay, and AmbiCom shall pay, without deduction or withholding from any amount payable to the holders of AmbiCom Common and Preferred Stock, any such taxes or fees imposed by any Governmental Entity (and any penalties and interest with respect to such taxes and fees), which become payable in connection with the transactions contemplated by this Agreement, on behalf of their respective stockholders.

ARTICLE VI

CONDITIONS PRECEDENT

SECTION 6.1. Conditions to Each Party’s Obligation to Effect the Acquisition. The respective obligation of each party to effect the Acquisition is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

1.
Stockholder and Creditor Approvals. If required by applicable law, each of the AmbiCom common and preferred stockholder approvals and the approval of the creditors of AmbiCom shall have been obtained, and copies of said approvals shall have been provided to AAC by AmbiCom.

2.
Governmental and Regulatory Approvals. Other than the filing provided for under Section 1.3, all consents, approvals and actions of, filings with and notices to any Governmental Entity-required of AmbiCom, .AAC or any of their subsidiaries to consummate the Acquisition and the other transactions contemplated hereby, the failure of which to be obtained or taken (i) is reasonably expected to have a material adverse effect on the Surviving Corporation and its prospective subsidiaries, taken as a whole, or (ii) will result in a violation of any laws, shall have been obtained, all in form and substance reasonably satisfactory to AmbiCom and AAC.

3.
No Injunctions or Restraints. No judgment, order, decree, statute, law, ordinance, rule or regulation, entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity of competent jurisdiction or other legal restraint or prohibition (collectively, “Restraints”) shall be in effect (i) preventing the consummation of the Acquisition, or (ii) which otherwise is reasonably likely to have a material adverse effect on AmbiCom or AAC, as applicable; provided, however, that each of the parties shall have used its commercially reasonable best efforts to prevent the entry of any such Restraints and to appeal as promptly as possible any such Restraints that may be entered.

4.	Public Transaction. AAC shall enter into a binding agreement within two weeks after the completion of the 2008 audit to become public through a reverse merger type transaction.

SECTION 6.2. Conditions to Obligations of AAC. The obligation of AAC to effect the Acquisition is further subject to satisfaction or waiver of the following conditions:

1.
Representations and Warranties. The representations and warranties of AmbiCom set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” set forth therein) does not have, and is not likely to have, individually or in the aggregate, a material adverse effect on AmbiCom.

2.	Performance of Obligations of AmbiCom. AmbiCom shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

3.	No Material Adverse Change. At any time after the date of this Agreement there shall not have occurred any material adverse change relating to AmbiCom.

SECTION 6.3. Conditions to Obligations of AmbiCom. The obligation of AmbiCom to effect the Acquisition is further subject to satisfaction or waiver of the following conditions:

1.
Representations and Warranties. The representations and warranties of AAC set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality,” or “material adverse effect” set forth therein) does not have, and is not likely to have, individually or in the aggregate, a material adverse effect on AAC.

2.	Performance of Obligations of AAC. AAC shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

3.	No Material Adverse Change. At any time after the date of this Agreement there shall not have occurred any material adverse change relating to AAC.

SECTION 6.4. Frustration of Closing Conditions. Neither AmbiCom nor AAC may rely on the failure of any condition set forth in Section 6.1, 6.2 or 6.3, as the case may be. to be satisfied if such failure was caused by such party’s failure to use commercially reasonable best efforts to consummate the Acquisition and the other transactions contemplated by this Agreement. Any term, condition or provision of the closing conditions may be waived which shall not affect the validity of the Acquisition.

ARTICLE VII

TERMINATION, AMENDMEN I AND WAIVER

SECTION 7.1. Termination. This Agreement may be terminated at any time prior to the Closing Date, and (except in the case of 7.1(d) or 7.1(e)) whether before or after the AmbiCom Stockholder Approval.

1.	by mutual written consent of AmbiCom and AAC:

2.	by AAC:

i.
if the Acquisition shall not have been consummated by June 15, 2009; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to any parry whose failure to perform any of its obligations under this Agreement results in the failure of the Acquisition to be consummated by such time; provided, however, that this Agreement may be extended not more than 30 days by either party by written notice to the other party if the Acquisition shall not have been consummated as a direct result of AmbiCom or AAC having failed to receive all regulatory approvals required to be obtained with respect to the Acquisition.

ii.
if any Restraint having any of the effects set forth in Section 6.1(c) shall be in effect and shall have become final and nonappealable; provided, that the party seeking to terminate this Agreement pursuant to this Section 7.1(b)(ii) shall have used commercially reasonable best efforts to prevent the entry of and to remove such Restraint;

3.
by AAC, if AmbiCom shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.2(a) or (b), and (B) is incapable of being cured by AAC or is not cured within 60 days of written notice thereof:

4.
by AAC in accordance with Section 4.2; provided that, in order for the termination of this Agreement pursuant to this paragraph (d) to be deemed effective. AAC shall have complied with all provisions contained in Section 4.2, including the notice provisions therein, and with applicable requirements; or

5.
by AmbiCom, if AAC shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.3(a) or (b), and (B) is incapable of being cured by AmbiCom or is not cured within 60 days of written notice thereof.

SECTION 7.2. Effect of Termination. In the event of termination of this Agreement by either AmbiCom or AAC as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of AAC. AAC or AmbiCom, other than the provisions of this Section 7.2 and Article VIII, which provisions survive such termination, and except to the extent that such termination results from the willful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

SECTION 7.3. Amendment. This Agreement may be amended by the parties at any time before or after the AmbiCom Stockholder Approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

SECTION 7.4. Extension; Waiver. At any time, a party may (a) extend the time for the performance of any of the obligations or other acts of the other parties, or (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement.

SECTION 7.5. Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 7.1, an amendment of this Agreement pursuant to Section 7.3 or an extension or waiver pursuant to Section 7.4 shall, in order to be effective, require, in the case of AAC or AmbiCom, action by its Board of Directors or, with respect to any amendment to this Agreement, the duly authorized committee of its Board of Directors to the extent permitted by law.

ARTICLE VIII

SURVIVAL AND INDEMNIFICATION

SECTION 8.1. Survival of Representations and Warranties. The representations and warranties of AAC and AmbiCom shall survive the execution and delivery hereof and the Closing hereunder.

SECTION 8.2. Indemnify by AmbiCom. AmbiCom shall indemnify, defend and hold harmless AAC, its parent(s), subsidiaries, affiliates, directors, officers, agents and employees (the “AAC Indemnified Parties”) against and in respect of any and all liabilities including interest, penalties and reasonable attorneys’ fees, that the AAC Indemnified Parties shall incur or suffer, which arise or result from, or relate to (a) any breach by AmbiCom of any of its representations or warranties contained in the Agreement, or the failure of AmbiCom to perform any covenant or agreement contained in the Agreement, or in any schedule, certificate, exhibit or other instrument furnished or to be furnished by AmbiCom under the Agreement, (b) any and all claims of whatever nature, asserted (with or without the commencement of legal action) against the AAC Indemnified Parties with respect to any liabilities or assets not disclosed, and (c) any and all claims of whatever nature, asserted (but only upon the commencement of legal action) against the AAC Indemnified Parties by any creditor or shareholder of AmbiCom or by any third party making a claim through or on behalf of such creditor or shareholder.

SECTION 8.3. Indemnity by AAC. AAC shall indemnify, defend and hold harmless AmbiCom, its parentis), subsidiaries, affiliates, directors, officers, agents and employees (the ‘‘AmbiCom Indemnified Parties”) against and in respect of any and all liabilities including interest, penalties and reasonable attorneys’ fees, that the AmbiCom Indemnified Parties shall incur or suffer, which arise or result from, or relate to (a) any breach by AAC of any of its representations or warranties contained in the Agreement, or the failure of AAC to perform any covenant or agreement contained in the Agreement, or in any schedule, certificate exhibit or other instrument furnished or to be furnished by AAC under the Agreement and (b) any and all claims of whatever nature, asserted (but only upon the commencement of legal action) against the AmbiCom Indemnified Parties by any creditor or shareholder of AAC or by any third party making a claim through or on behalf of such creditor or shareholder.

ARTICLE IX

GENERAL PROVISIONS

SECTION 9.1. Survival of Representations and Warranties. The representations and warranties in this Agreement shall survive the Closing.

SECTION 9.2. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

1.	if to AAC, to

AmbiCom Acquisition Corporation
9903 Santa Monica Blvd.
Suite 918
Beverly Hills, CA 90212

Ann: Lyn Tanner

with a copy to:

Christopher L. Cella
Cella Lange & Cella LLP
23120 Alicia Parkway, Suite 200
Mission Viejo, CA 92692

2.	if to AmbiCom, to

AmbiCom Inc.
405 River Oaks Parkway
San Jose, CA 95134

with a copy to:

Wen-Ching Lin
1030 E El Camino Real Ste 288
Sunnyvale, CA 94087

SECTION 9.3. Definitions. For purposes of this Agreement:

1.
except for purposes of Section 5.10, an “affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person, where “control” means the possession, directly or indirectly; of the power to direct or cause the direction of the management policies of a person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise;

2.
“material adverse change” or “material adverse effect” means, when used in connection with AmbiCom or AAC, any change, effect, event, occurrence or state of facts that is, or would reasonably be expected to be, materially adverse to the business, financial condition or results of operations of such party: and the terms “material” and “materially” have correlative meanings;

3.	“person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity;

4.
a “subsidiary” of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person; provided however, that with respect to AAC, such term shall not include AmbiCom; and

5.
“knowledge” of any person which is not an individual means the knowledge of such person’s executive officers or senior management of such person’s operating divisions and segments, in each case after reasonable inquiry.

SECTION 9.4. Power of Attorney. AmbiCom hereby appoints AAC as its agent and attorney-in-fact for the purpose of executing and delivering any and all documents necessary to carry out the intent and provisions of this Agreement. In the event AmbiCom refuses to comply with any of the provisions of this Agreement or is not present at the Closing, any conveyance by such agent and attorney-in-fact shall be a conveyance of all of the AmbiCom’s right, title, and equity in and to the stock. This power of attorney is coupled with an interest and may not be terminated by AmbiCom as long as this Agreement remains in effect.

SECTION 9.5. Interpretation. When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed bv the words “without limitation”. The words “hereof, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns.

SECTION 9.6. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

SECTION 9.7. Entire Agreement. This Agreement (including the documents and instruments referred to herein) (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement.

SECTION 9.8. Governing Law; Disputes. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof. ..Any dispute, controversy or claim arising out of or in connection with or relating to this Agreement, its formation or any breach or alleged breach hereof, shall be determined and settled by arbitration in the City of Beverly Hills, State of California, conducted by an arbitrator selected by the parties from a panel of a private arbitration mediation service comprised essentially of retired judges. The arbitration shall be conducted pursuant to the then existing rules, regulations, practices and procedures of JAMS/Endispute. Any decision rendered by the arbitrator shall be final, conclusive and binding upon the parties to the arbitration and may be enforced by the judgment and order of any court having competent jurisdiction. The party first submitting the dispute to arbitration shall pay the full administrative fee (for each party to the dispute) and shall be responsible for the total cost of the arbitrator’s time, and any cancellation, adjournment, settlement, and/or other standard administrative fees. All fees will be in accordance with the private arbitration mediation service’s fee schedule in effect at the lime of the tiling. The arbitrators shall have the right to award a party recovery of all costs relating to the arbitration including, without limitation, the above mentioned fees and costs, as well as reimbursement of legal fees and expenses.

SECTION 9.9. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in pan, by operation of law or otherwise by either of the parties hereto without the prior written consent of the other party. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

SECTION 9.10. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 9.11. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, AAC and AmbiCom have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

AmbiCom, Inc., a California corporation

By:	/s/ Kenneth Cheng
Name:	Kenneth Cheng
Title:	Chief Executive Officer

AmbiCom Acquisition Corp., a Nevada corporation

By:	/s/ Lynn Tanner
Name:	Lynn Tanner
Title:	President